Exhibit 99.2

Tower B, 12th Floor Focus Place, 19 Finance Street	Tel: (86) 10-52682888
Beijing, P. R. China 100033	Fax: (86) 10-52682999
中国北京西城区金融街19号富凯大厦B座十二层 100033	www.dehenglaw.com

Date:	August 10, 2023

To:	Jinxin Technology Holding Company

Floor	8, Building D, Shengyin Building, Shengxia Road 666,
Pudong	District, Shanghai, China 201203

Legal Opinion on Certain PRC Law Matters

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the sole purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region) and as such are qualified to issue this opinion (the “Opinion”) on the PRC Laws as defined below.

We have acted as the PRC legal counsel for Jinxin Technology Holding Company, a company incorporated under the laws of the Cayman Islands (the “Company”) in connection with: (i) the proposed initial public offering (the “Offering”) of a certain number of American Depositary Shares (the “ADSs”), each representing a certain number of ordinary shares (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the Offered Securities on the Nasdaq Global Select Market (the “Listing”).

I. Documents and Assumptions

In this capacity, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and the PRC Entities, as defined below, and such other documents, corporate records, certificates issued by PRC Authorities and officers of the Company and other instruments as we have considered necessary or advisable for the purpose of rendering this Opinion (collectively the “Documents”). Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Entities, the Company and appropriate representatives of the Company.

Beijing DeHeng Law Offices

In delivering this Opinion, we have assumed, without independent investigation and inquiry the following assumptions (the “Assumptions”):

(a) that all Documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals and such originals are authentic;

(b) that all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents have been validly authorized, executed and delivered by all the relevant parties thereto and all natural persons have the necessary legal capacity;

(c) that the Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(d) that all the Documents and the factual statements provided to us by the Company and the PRC Entities, including but not limited to those set forth in the Documents, are complete, true and correct;

(e) that each of the parties to the Documents, other than the PRC Entities, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Entities, has full power and authority to carry on its business and to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

(f) that all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under all documents submitted to us, including but not limited to the Registration Statement have been obtained or made, and are in full force and effect as of the date thereof; and

This Opinion is rendered exclusively on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended, superseded or replaced in the immediate future or in the longer term with or without retroactive effect. The PRC Laws’ interpretation and implementation may change from time to time and are subject to the discretion of the PRC Authorities or the PRC courts.

In rendering this Opinion, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws of the PRC. To the extent the Registration Statement, or any other document referenced therein or herein, is governed by any law other than that of the PRC, we have assumed that no such other laws would affect this Opinion stated herein.

Beijing DeHeng Law Offices

If any evidence comes to light that would indicate any of the documents or materials referred to above is incomplete, inaccurate or defective, or if any of the Assumptions upon which this Opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this opinion according to further certified facts.

II. Definitions

Unless the context otherwise requires, the following terms in this Opinion shall have the meanings ascribed to them as follows:

“CAC” means the Cyberspace Administration of China.

“CSRC” means the China Securities Regulatory Commission.

“PRC Authorities” means any competent national, provincial, municipal or local government authorities, courts, arbitration commissions, or regulatory bodies of the PRC having jurisdiction over PRC Entities in the PRC.

“PRC Entities” means the WFOE and the VIEs.

“PRC Laws” means all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, judicial interpretations, and subordinate legislations of the PRC effective as of the date hereof.

“VIE Agreements” means the agreements described in “Contractual Arrangements with the VIE and Its Shareholders” in the Registration Statement.

“VIEs” means Shanghai Jinxin Network Technology Limited and its holding subsidiaries in the PRC, collectively.

“WFOE” means Shanghai Mihe Information Technology Limited.

III. Opinions

Based on the foregoing and subject to the Assumptions, Qualifications and Limitations stated herein, we are of the opinion that on the date hereof:

1．Each of the PRC Entities has been duly incorporated and is validly existing as a limited liability company with legal person status under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws.

2．Based on our understanding of the current PRC Laws, (a) the contractual structures of the WFOE and the VIEs both currently and immediately after giving effect to this Offering, do not and will not violate any applicable PRC Laws; and (b) each of the VIE Agreements is legal, valid, binding and enforceable upon each party to such arrangements in accordance with its terms and applicable PRC Laws, and both currently and immediately after giving effect to the Offering, do not and will not violate any applicable PRC Laws currently in effect. However, given that the relevant PRC Laws may be amended from time to time, and the relevant PRC Authorities may update the interpretation from time to time, there may be uncertainties regarding the interpretation and application of current or future PRC Laws.

Beijing DeHeng Law Offices

3．On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Trial Measures”), which became effective on March 31, 2023. Under the Trial Measures, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

In view of the above and based on our understanding of the current PRC Laws, the Company shall be required to submit to the CSRC and complete the filing procedure before the Offering.

4．On December 28, 2021, the CAC and several other regulatory authorities in China jointly promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022. Pursuant to the Cybersecurity Review Measures, (i) where the relevant activity affects or may affect national security, a “critical information infrastructure operator,” or a CIIO, that purchases network products and services, or an internet platform operator that conducts data process activities, shall be subject to the cybersecurity review, (ii) an application for cybersecurity review shall be made by an issuer who is an internet platform operator holding personal information of more than one million users before such issuer applies to list its securities on a foreign stock exchange, and (iii) relevant governmental authorities in the PRC may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security.

Shanghai Jinxin Network Technology Limited is currently operating an internet platform which holds personal information of more than one million users. Therefore, it is required to apply for a cybersecurity review in connection with this Offering under the Cybersecurity Review Measures. As of the date of this Opinion, it has applied for and completed the cybersecurity review for this Offering and Listing pursuant to the Cybersecurity Review Measures.

5．The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against a company or its directors and officers if the PRC courts decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Beijing DeHeng Law Offices

6．The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion.

IV. Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a) This Opinion relates to the PRC Laws only and we express no opinion as to any other laws or regulations than the PRC Laws. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b) This Opinion is intended to be used in the context that is specifically referred to herein and each section shall be considered inseparable as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(c) This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal document that will be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

V. Limitations

Our opinion expressed above is subject to the following limitations (the “Limitations”):

(a) The foregoing opinions are strictly limited to matters of the PRC Laws. We assume no responsibility to advise you of facts, circumstances, events or developments that may be brought to our attention in future and that may alter, affect or modify the opinions expressed herein. We have not investigated, and we do not express or imply any opinion whatsoever with respect to the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinions stated herein.

Beijing DeHeng Law Offices

(b) The establishment or confirmation of factual matters or of statistical, financial or quantitative information is beyond the scope and purpose of our professional engagement in this matter.

(c) This Opinion is rendered to the Company for the purpose of this Offering only, and shall not be relied upon by anyone else. Except as provided for herein, the Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by law or regulation and in connection with this Offering.

We hereby consent to the use of the Opinion in, and the filing hereof as an exhibit to the Registration Statement and further consent to the reference of our name under the cover page and the sections of Registration Statement entitled “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Taxation”, and “Legal Matters” included in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of the person whose consent is required under Section 7 of U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing DeHeng Law Offices
Beijing DeHeng Law Offices